Exhibit 99.1

Contact:

Stephen S. Galliker

Executive Vice President Finance and Administration, CFO

Dyax Corp.

(617) 250-5733

ssg@dyax.com

Dyax Corp. Announces First Quarter Financial Results

CAMBRIDGE, MA, April 27, 2005 – Dyax Corp. (Nasdaq: DYAX) today announced financial results for the first quarter ended March 31, 2005.   The Company will host a webcast and conference call at 10 am (ET) this morning to report financial results and corporate progress for the quarter, and to provide an update on the Company’s lead DX-88 program in hereditary angioedema (HAE).

Financial Results:

For the quarter ended March 31, 2005, the Company reported a net loss of $8.4 million or $0.27 per share, as compared to a net loss of $7.4 million or $0.24 per share for the comparable quarter of 2004.

Revenues for first quarter ended March 31, 2005 decreased 35% to $3.7 million as compared to $5.7 million for the same period in 2004.  The decrease in revenue during the 2005 period is primarily due to a $2.4 million decrease in revenue arising from the Company’s DX-890 product collaboration with Debiopharm S.A. Revenue associated with this collaboration may vary substantially from quarter to quarter due to the timing of production activities.  The decrease was partially offset by an increase of $351,000 in licensing revenue.  The increase in licensing revenue was primarily due to milestones achieved under existing licenses.

Research and development expenses for the first quarter ended March 31, 2005 increased $230,000 to $10.6 million as compared to $10.3 million for the same period in 2004.  Although total research and development expenses did not change significantly there were significant changes in two of our largest programs in the reported quarters.  There was a $2.4 million increase in expenses for the development of DX-88 for the treatment of hereditary angioedema (HAE) in the 2005 quarter.  This increase is mainly attributable to increases in manufacturing, preclinical and clinical trial costs, and increases in personnel costs.  This increase was partially offset by a $1.9 million decrease in manufacturing costs associated with the Company’s DX-890 product collaboration with Debiopharm S.A.  Expenses associated with this collaboration may vary substantially from quarter to quarter due to the timing of production activities.

The development of DX-88 for HAE is jointly managed and funded by Dyax and Genzyme Corporation under our Dyax-Genzyme LLC joint venture.  Increases in research and development expenses reimbursed by joint venture and our equity loss in joint venture are directly related to the increases in expenses for the development of DX-88 for HAE.

As of March 31, 2005, Dyax had $49.5 million in cash, cash equivalents, and short term investments, exclusive of restricted cash (net cash), a decrease of $7.7 million from December 31, 2004.

Henry E. Blair, Chairman, President and CEO of Dyax remarked, “I’m pleased to report that important progress was made in the first quarter in all areas – therapeutic development, revenue generating collaborations, and new drug discovery.  Not only have our own clinical programs advanced, but our collaborators’ have as well.  EPIX Pharmaceuticals, for example, has advanced a product from a peptide that Dyax discovered into Phase II development. In addition, ImClone Systems has advanced the second of two antibodies from Dyax libraries into Phase I trials.  I’m pleased to see our collaborators’ successes, which reflect the quality of Dyax’s proprietary technology, state-of-the-art libraries and capabilities.  In fact, the advantages of Dyax’s proprietary approach to antibody discovery were highlighted in the March issue of Nature Biotechnology.”

With respect to the Company’s DX-88 program in hereditary angioedema, Mr. Blair commented, “Our January announcement of interim results from our ongoing open label, Phase II trial highlighted advances we have made in our lead program for the clinical development of DX-88 in hereditary angioedema.  The results of this EDEMA2 trial demonstrated that DX-88 can retain its clinical benefit in multiple dosing for separate HAE attacks, and also helped to identify an optimal flat dose of DX-88 to be used in trials moving forward. Further positive DX-88 data was presented in March at the AAAAI conference, where an analysis of life-threatening laryngeal attacks of HAE treated with DX-88 across multiple trials was presented that showed high response rates to DX-88.”

Mr. Blair continued, “In the HAE program, we are very excited about the advances in the development of an easily administered subcutaneous method for administration of DX-88. We have commenced a safety and pharmacokinetics trial of subcutaneous DX-88 in healthy volunteers and expect to complete this study during the first half of the year. We now plan to initiate a pivotal Phase III trial for DX-88 in HAE this year, in which barring any unexpected developments, we will dose DX-88 subcutaneously.  Our current plan is to complete this pivotal trial and, assuming successful results, submit a BLA in 2006 for approval in the US and Europe during 2007. We expect this strategy to substantially reduce the time required to bring to market a product that enables convenient self-administration.  Patient feedback to this approach during a recent meeting of the US HAE Association was strongly supportive. At this meeting, attended by Dyax and Genzyme and all potential competitors, it became even more evident that DX-88 is the clear frontrunner in HAE.  The Dyax-Genzyme team remains firmly committed to bringing the best product to market first.”

2005 Guidance:

Regarding Dyax’s guidance for the year 2005, Stephen S. Galliker, Executive Vice President Finance & Administration and Chief Financial Officer for Dyax commented, “We believe that existing cash and cash equivalents plus anticipated cash flow from product revenues and collaborations will be sufficient to support our current operating plans into 2006. We reiterate our expectation for net cash consumption of approximately $30 million for the year 2005.  We expect cash contributions during 2005 from our ongoing operations to be approximately equivalent to those during 2004, and we remain diligent in our careful management of cash requirements.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session to discuss first quarter 2005 financial results and company progress. Also during this call, Henry E. Blair, Chairman, President and CEO of Dyax, will provide an update on the Company’s lead DX-88 program in hereditary angioedema (HAE).

Date:	Wednesday, April 27, 2005
Time:	10:00 a.m. ET
Telephone Access:	Domestic callers, dial 800-659-2037
International callers, dial 617-614-2713
Passcode I.D. 82421651
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for live webcast. Participants may register in advance.

A replay of the conference call will be available through May 27, 2005 and can be accessed by dialing 888-286-8010.  International callers should dial 617-801-6888.  The replay passcode I.D. for all callers is 73089783.

About Dyax

Dyax Corp. is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on cancer and inflammatory indications.  Dyax combines its proprietary drug discovery technology with its clinical development capabilities to advance antibody, small protein and peptide compounds.

DX-88 and DX-890 are recombinant small proteins that are currently in clinical development for their therapeutic potential in three separate indications.  In its joint venture with Genzyme Corporation, Dyax has successfully completed two Phase II trials of DX-88 for the treatment of hereditary angioedema (HAE).  A third Phase II trial is ongoing, and a Phase III trial is planned.  Independently, Dyax has successfully completed a Phase I/II trial of DX-88 for the prevention of blood loss during on-pump open heart surgery (CABG procedures) and is in partnering discussions with respect to Phase II development.  For DX-890, Debiopharm SA, has completed two Phase IIa trials and is now conducting a Phase IIb trial of DX-890 for the treatment of cystic fibrosis (CF). Both compounds have orphan drug designation in the US and EU, and DX-88 also has Fast Track designation in the US for the treatment of HAE.

DX-88 and DX-890 were identified using Dyax’s patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets.  Dyax leverages its technology broadly with over 75 revenue-generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents.

Dyax is headquartered in Cambridge, Massachusetts, and has antibody discovery facilities in Liege, Belgium.  For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements regarding Dyax Corp., including statements regarding its revenues, results of operations, cash resources, antibody discovery technology, clinical trials of DX-88, and collaborations. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainty associated with various factors, including the timing and results of clinical trials, the uncertainty of regulatory approval for Dyax’s products and related trials, Dyax’s ability to develop and commercialize products, its dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products developed by or licensed to collaborators, its changing requirements and costs associated with planned development activities, intense competition, the uncertainty of patent and intellectual property protection, Dyax’s dependence on key management and key suppliers, the uncertainty of regulatory approvals for our products, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.

-   financial tables follow -

DYAX CORP.

SELECTED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2005	2004
	(In thousands, except per share data)

Product development and license fee revenues	$3,707	$5,697

Operating expenses:
Research and development	10,562	10,332
less: Research and development expenses reimbursed by joint venture	(4,028)	(1,510)
Equity loss in joint venture	2,194	882
General and administrative	3,437	3,275
Total operating expenses	12,165	12,979

Loss from operations	(8,458)	(7,282)
Other income (expense), net	11	(153)

Net Loss	$(8,447)	$(7,435)

Basic and diluted net loss per share	$(0.27)	$(0.24)

Shares used in computing basic and diluted net loss per share	31,581,465	30,641,476

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

	March 31, 2005	December 31, 2004
	(In thousands)
Cash and cash equivalents	$23,076	$6,978
Short term investments	26,405	50,163
Restricted cash	4,626	4,642
Working capital	38,181	46,832
Total assets	76,067	82,760
Stockholders’ equity	39,619	47,831

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